Exhibit 10.2

Vail Resorts, Inc.

Management Incentive Plan

Senior Executives

Grades 33 & Above

Objective

The purpose of the Management Incentive Plan (the “Plan”) is to reinforce individual employee behaviors that contribute to the mission, values, growth and profitability of Vail Resorts, Inc. and its wholly owned subsidiaries (collectively, the “Company”) by:

Rewarding and recognizing performance in one or more of the following areas:

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Financial – Financial results at the end of the fiscal year are compared to EBITDA targets determined at the beginning of the fiscal year. EBITDA (Earnings before Interest, Taxes and Depreciation and Amortization excluding stock based compensation) results are consolidated into various divisions of the Company and are defined in the funding section below.

•	Division Goal Attainment – Specified division goals are used instead of EBITDA results for the real estate development division.

•	Individual employee performance, including adherence to the Company’s mission and values.

Effective Dates

The Plan is effective for the 2011 fiscal year, and will remain in effect until amended or terminated. The Plan Year will run concurrently with the fiscal year under which the employee is governed.

Eligibility

All full-time employees of the Company at grade levels 33 and above as identified in the Company’s compensation grade structure are eligible to participate in the Plan. Part-time employees are ineligible to participate in the plan.

Termination of Employment

Bonuses under the Plan do not accrue until the date Plan payments are made. To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made. Employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee. However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death or long-term disability under the Company LTD plan, such employee, if he or she would have otherwise received a payout under the Plan but for his or her death or disability, shall be entitled to receive a pro-rated payment for the portion of the fiscal year the employee was actively employed.

If a full-time year-round participant terminates employment and is subsequently rehired, eligibility under this Plan restarts with the employee’s rehire date.

Funding

The funding at the end of the fiscal year is based on the final EBITDA results or Division Goal Attainment of the Company’s business divisions and eligible executive’s incentive target amounts as determined by the Compensation Committee and as defined in Exhibits A and B.

Division Definitions

EBITDA Results for each of the Company’s business divisions are defined as follows:

•	Resort EBITDA results include the EBITDA results for all Mountain resorts, Lodging divisions and Retail divisions combined.

•	Mountain results include EBITDA results for all Mountain resorts combined.

•	Retail results include all EBITDA results of the Retail division combined.

•	Corporate Lodging EBITDA results include the pre-corporate allocated G&A EBITDA results of the Lodging division combined.

•	Division Goal Attainment – Specified division goals that are required for the development division (VRDC employees.)

Funding based on Division (Grades 33+)

•	For Corporate executives, the Plan is 80% funded based on Resort EBITDA and 20% funded based on the attainment of the VRDC Goals (defined below).

•	For Mountain executives, the Plan is 80% funded based on Resort EBITDA and 20% funded based on the attainment of the VRDC Goals (defined below).

•	For Lodging executives, the Plan is 40% funded based on Resort EBITDA, 40% funded based on Lodging EBITDA, and 20% funded based on the attainment of the VRDC Goals (defined below).

•	For Retail executives, the Plan is 25% funded based on Resort EBITDA and 75% funded based on Retail EBITDA.

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For VRDC executives, the Plan is 25% funded based on Resort EBITDA and 75% funded based on the attainment of one or more of the VRDC performance goals as defined annually (collectively, the “VRDC Goals”).

The maximum amount that may be earned as an award under the Plan for any Plan year by any one eligible employee shall be $4,000,000.

Funding Variables

At each fiscal year-end, the funding will be increased or decreased based on the percentage of EBITDA target achieved. The schedule attached hereto as Exhibit A is used to determine the percent of the target bonus funded by Resort, Mountain, Retail and Lodging EBITDA performance. The Compensation Committee will establish the Resort, Mountain, Retail and Lodging EBITDA performance targets and corresponding funding levels and the VRDC Goals and may amend Exhibit A by the end of the first quarter of each fiscal year and while the attainment of such goals is substantially uncertain. EBITDA results are rounded to the nearest whole percentage using simple rounding.

Target Percentages

The target bonuses for executives are a percentage of base salary as determined by the Compensation Committee in its sole discretion on a yearly basis by the end of the first quarter of each fiscal year and while the attainment of Resort, Mountain, Retail and Lodging EBITDA performance targets and corresponding funding levels and VRDC Goals is substantially uncertain.

Individual Incentive Targets

Each employee’s incentive target is calculated based on a percentage of his or her annual salary as of the first day of the second quarter of each fiscal year, after all compensation changes are made based on performance in the previous year, except for in the following situations when prorating the incentive target is required:

Proration of Incentive Targets:

For employees who have a change to their Incentive Eligibility or Incentive Target due to a job change, division change, grade change or compensation change, the incentive will be prorated based on the length of time in each eligible position, taking into account differences in the previous and current job.

No proration will be used if the change occurred prior to the first day of the second quarter of the fiscal year. These employees will receive their entire bonus at the Compensation and Incentive target of their new position.

Proration calculations will be rounded to full months. It will be considered a full month for all eligible changes that occur prior to the 16th of the month. If the date of the eligible change was on the 16th of the month or later, the proration calculation will not count that month.

Exceptions to the proration rule are at the sole discretion of the Compensation Committee.

Proration for New Hires

An employee hired into a position eligible for this Plan will receive a prorated incentive for the Plan Year based on the number of months worked from the employee’s hire date rounded to the number of full months worked in the Plan Year. A full month will be counted if a new hire was hired on or prior to the 16th of the month. Anyone hired after the 16th of the last month in the fiscal year will not be eligible to receive an award in that fiscal year, except at the sole discretion of the Compensation Committee.

Pro-Ration for Leave of Absence

Individual incentive determinations for employees who have a paid or unpaid leave of absence (this does not include vacation) in excess of one month during the Plan Year will be prorated to reflect the time on leave.

Individual Incentive Calculations:

Each individual’s incentive target is calculated based on the previously defined funding elements (annual salary, target percentage, EBITDA funding variable, and proration parameters). This is the eligible employee’s final incentive target.

For all executives excluding the Chief Executive Officer, the incentive target will be influenced based on individual performance. The Chief Executive Officer’s total bonus will be equal to, and based solely on, the funded target bonus amount.

Individual performance for all employees participating in the Plan will be determined through the applicable fiscal year performance review process, which will be determined by the Chief Executive Officer. The final performance score will determine the incentive payment with higher performing employees receiving larger rewards than their lower performing peers.

The incentive payout can be 0% to 130% of the target amount as displayed in Exhibit B.

Example:

Grade 34 Mountain Executive earning $200,000 annually;

Target Bonus % = 50%

Assume Resort EBITDA at 100% of target and VRDC achieves their target goals

Resort EBITDA Funding =	$200,000 x 50% x 80% =	$80,000
VRDC Goals Funding =	$200,000 x 50% x 20% =	$20,000
	Total Funding =	$100,000

Payout:

•	100% based upon individual performance (“average”) = $100,000

•	Total average individual bonus = $100,000

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Individual performance can range from $0 to “average” amount to 130% of the “average” amount ($0 to $130,000 for this example). The highest performing executives could receive in excess of their target bonus (subject to overall funding limits of the Plan in any fiscal year), whereas the lowest performing executive could receive as little as $0 for his/her bonus.

Plan Payouts

Individual bonus determinations calculated in accordance with the terms of this Plan will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, minus applicable deductions and withholding as required by law, by the close of the first quarter following the previous fiscal year end. Payouts will be rounded to the nearest whole dollar amount.

Termination of Employment

As stated above, employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee. However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death, short-term or long-term disability, such employee, if s/he would have otherwise received a payout under the Plan but for his/her death or disability, shall be entitled to receive a pro-rated (by month) payment for the portion of the fiscal year the employee was actively employed.

Material Restatement of Financial Results

In the event that the Board determines there has been a material restatement of publicly issued financial results from those previously issued to the public , the Board will review all incentive payments made to executive officers on the basis of having met or exceeded specific performance targets and, if such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of our company such payments made in excess of the amount that would have been paid based on the restated results. This will apply to all incentive payments made during the three-year period prior to the restatement, beginning with payments earned for the 2011 fiscal year. For purposes of this policy, the term “executive officers” has the meaning given in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” means bonuses and awards under the Plan.

Plan Administration, Modification and Discontinuance

This Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events. The EBITDA performance targets and corresponding funding levels shall be adjusted for acquisitions, divestitures, or board imposed unbudgeted expenses in the discretion of the Compensation Committee. In addition, any stock compensation expense or restructuring expense will be excluded from the applicable EBITDA performance targets used to determine funding/payout levels.

Notwithstanding the foregoing, no Plan payouts will be made until and unless the Compensation Committee has certified that the performance goals and all other material terms have been satisfied. The Compensation Committee has the sole discretion to modify the application of this Plan.

Continued Employment

The Plan is not intended to and shall not be deemed to confer on any employee a guarantee of continued employment by the Company.